Exhibit 99.1

Neuronetics Reports Third Quarter 2023 Financial and Operating Results

MALVERN, PA., November 7, 2023 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the best neurohealth therapies in the world, today announced its financial and operating results for the third quarter of 2023.

Third Quarter 2023 Highlights

●	Third quarter 2023 revenue of $17.9 million, an increase of 8% over the third quarter of 2022
●	Record U.S. treatment session revenue of $13.1 million
●	Shipped 43 NeuroStar systems

Recent Operational Highlights

●	Launched the “Better Me Guarantee” Provider pilot program
●	Accessed $22.5 million from existing debt facility

Recent Marketing Highlights

●	Achieved milestone of over 162,500 global patients treated with 5.9 million of our treatment sessions

“Our strong performance in the third quarter reflects the positive impacts from our focus on commercial and customer education, in part resulting in record treatment session revenue driven by 18% year over year growth in our local consumable customers. Additionally, we are thrilled by the pilot launch of the Better Me Guarantee Provider program and its potential to deliver the highest standard of care to patients,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We are excited about the opportunities that lie ahead and are especially enthusiastic about the initial response to the program. We remain extremely well-positioned to continue to drive the adoption of NeuroStar, allowing our customers to deliver a meaningful impact on the lives of their patients suffering from mental health disorders.”

Third Quarter 2023 Financial and Operating Results for the Three Months Ended September 30, 2023

	Revenues by Geography
	Three Months Ended September 30,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
U.S.	$17,211	$16,244	6%
International	673	254	165%
Total revenues	$17,884	$16,498	8%

Total revenue for the three months ended September 30, 2023, was $17.9 million, an increase of 8% compared to the revenue of $16.5 million in the third quarter of 2022. During the quarter, total U.S. revenue increased by 6% and international revenue increased by 165% over the third quarter of 2022. The U.S. growth was primarily driven by an increase in NeuroStar treatment session sales. The increase in international growth was mainly due to an increase in NeuroStar Advanced Therapy system sales and treatment session revenue.

	U.S. Revenues by Product Category
	Three Months Ended September 30,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,597	$3,934	(9)%
Treatment sessions	13,060	$11,864	10%
Other	554	$446	24%
Total U.S. revenues	$17,211	$16,244	6%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended September 30,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar capital	$3,479	$3,664	(5)%
Operating lease	18	48	(63)%
Other	100	222	(55)%
Total U.S. NeuroStar Advanced Therapy system revenues	$3,597	$3,934	(9)%

U.S. NeuroStar Advanced Therapy system revenue for the three months ended September 30, 2023, was $3.6 million, a decrease of 9% compared to the revenue of $3.9 million in the third quarter of 2022. For the three months ended September 30, 2023, and 2022, the Company shipped 43 and 50 systems, respectively.

U.S. treatment session revenue for the three months ended September 30, 2023, was $13.1 million, an increase of 10% compared to the revenue of $11.9 million in the third quarter of 2022. The revenue growth was primarily driven by an increase in utilization, in particular within our local consumable customer segment.

In the third quarter of 2023, U.S. treatment session revenue per active site was $11,917 compared to $11,364 in the third quarter of 2022.

Gross margin for the third quarter of 2023 was 65.8%, a decrease of approximately 1260 basis points from the third quarter of 2022 gross margin of 78.4%. The decline in gross margin was driven by a $1.9 million inventory impairment for specialized component parts secured for discontinued NeuroStar Advanced Therapy Systems for which cost exceeds net realizable value and one-time expenses relating to our transition to a new contract manufacturer. Without these expenses, gross margin would have been 77.3%.

Operating expenses during the third quarter of 2023 were $20.6 million, an increase of $0.2 million, or 1%, compared to $20.4 million in the third quarter of 2022.

Net loss for the third quarter of 2023 was $(9.4) million, or $(0.33) per share, as compared to the third quarter 2022 net loss of $(7.6) million, or $(0.28) per share. Net loss per share was based on 28,875,720 and 26,964,613 weighted-average common shares outstanding for the third quarters of 2023 and 2022, respectively.

EBITDA for the third quarter of 2023 was $(7.7) million as compared to the third quarter of 2022 EBITDA of $(6.2) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $35.8 million as of September 30, 2023. This compares to cash and cash equivalents of $70.3 million as of December 31, 2022, and $73.7 million as of September 30, 2022.

Pilot Launch of Better Me Guarantee Provider Program

The Better Me Guarantee Provider program creates a nationwide network of accounts, that are committed to meeting certain standards of patient care and responsiveness developed in collaboration with medical experts. Regardless of practice size or tenure, this program aims to address reported responsiveness issues and lack of knowledge of transcranial magnetic stimulation (“TMS”) therapy that have negatively impacted patient access to quality care. Participating providers agree to attend NeuroStar University, ensure that office phones are answered during business hours, advise patients of the benefits of treating to the full course of 36 sessions when medically appropriate, assign medical personnel to promptly respond to PHQ-10 assessments, and update websites and social media platforms to include NeuroStar TMS therapy as a treatment option. The program is currently in its pilot phase and the Company plans a measured roll-out, with new providers slated for inclusion on January 22, 2024 and April 8, 2024.

Draw Down of Remaining $22.5 Million Available Under Credit Facility

The Company drew down the remaining $22.5 million from its credit facility with SLR Investment Corp. This move bolsters Neuronetics' balance sheet in a non-dilutive manner, providing support for the ongoing execution of its strategic initiatives. The Company believes it can attain self-sustainability with its existing cash balance and aims to achieve cash flow break-even in the fourth quarter of 2024 and on a full-year basis in 2025.

Business Outlook

For the full year 2023, the Company now expects total revenue to be between $70.0 million and $72.0 million, compared to prior guidance of $69.0 million to $73.0 million.

For the full year 2023, the Company now expects total operating expenses to be between $82.0 million and $84.0 million, an improvement from prior guidance of $82.0 million to $86.0 million.

For the fourth quarter of 2023, the Company expects total revenue between $19.0 million and $21.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 7, 2023, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/a2ncdxuo. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. NeuroStar is FDA-cleared for adults with major depressive disorder (“MDD”), as an adjunct for adults with obsessive-compulsive disorder, and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression). NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with over 5.6 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding the Company that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2023, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and use of its NeuroStar Advanced Therapy system to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy system for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; our ability to successfully roll-out our Better Me Guarantee Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even in the fourth quarter of 2024 and on a full-year basis in 2025. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$17,884	$16,498	$51,034	$47,008
Cost of revenues	6,120	3,570	15,100	11,093
Gross Profit	11,764	12,928	35,934	35,915
Operating expenses:
Sales and marketing	12,141	11,643	35,602	37,977
General and administrative	6,339	6,391	19,151	19,125
Research and development	2,155	2,348	7,308	6,197
Total operating expenses	20,635	20,382	62,061	63,299
Loss from Operations	(8,871)	(7,454)	(26,127)	(27,384)
Other (income) expense:
Interest expense	1,184	1,061	3,580	3,039
Other income, net	(664)	(906)	(4,895)	(1,554)
Net Loss	$(9,391)	$(7,609)	$(24,812)	$(28,869)
Net loss per share of common stock outstanding, basic and diluted	$(0.33)	$(0.28)	$(0.87)	$(1.08)
Weighted-average common shares outstanding, basic and diluted	28,876	26,965	28,505	26,797

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$35,847	$70,340
Accounts receivable, net	15,024	13,591
Inventory	9,737	8,899
Current portion of net investments in sales-type leases	968	1,538
Current portion of prepaid commission expense	2,351	1,997
Current portion of note receivables	1,850	230
Prepaid expenses and other current assets	5,234	2,174
Total current assets	71,011	98,769
Property and equipment, net	2,066	1,991
Operating lease right-of-use assets	2,916	3,327
Net investments in sales-type leases	700	1,222
Prepaid commission expense	8,018	7,568
Long-term notes receivable	4,191	362
Other assets	4,086	3,645
Total Assets	$92,988	$116,884
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,822	$2,433
Accrued expenses	10,037	14,837
Deferred revenue	1,637	1,980
Current portion of operating lease liabilities	840	824
Current portion of long-term debt, net	—	13,125
Total current liabilities	15,336	33,199
Long-term debt, net	36,851	22,829
Deferred revenue	354	829
Operating lease liabilities	2,506	2,967
Total Liabilities	55,047	59,824
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on September 30, 2023, and December 31, 2022	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 28,902 and 27,268 shares issued and outstanding on September 30, 2023, and December 31, 2022, respectively	289	273
Additional paid-in capital	408,356	402,679
Accumulated deficit	(370,704)	(345,892)
Total Stockholders’ Equity	37,941	57,060
Total Liabilities and Stockholders’ Equity	$92,988	$116,884

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Nine months ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(24,812)	$(28,869)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,503	1,044
Allowance for credit losses	369	328
Inventory impairment	1,905	—
Share-based compensation	5,693	6,633
Non-cash interest expense	460	513
Cost of rental units purchased by customers	—	92
Changes in certain assets and liabilities:
Accounts receivable, net	(7,933)	(4,585)
Inventory	(2,742)	(2,299)
Net investment in sales-type leases	1,092	381
Prepaid commission expense	(804)	(854)
Prepaid expenses and other assets	(3,338)	176
Accounts payable	54	(2,199)
Accrued expenses	(4,801)	3,260
Deferred revenue	(817)	(1,260)
Net Cash Used in Operating Activities	(34,171)	(27,639)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(1,490)	(2,766)
Repayment of notes receivable	731	10,000
Net Cash (Used in) Provided by Investing Activities	(759)	7,234

Cash Flows from Financing Activities:
Payments of debt issuance costs	(863)	(90)
Proceeds from issuance of long-term debt	2,500	—
Repayment of long-term debt	(1,200)	—
Proceeds from exercises of stock options	—	52
Net Cash Provided by (Used in) Financing Activities	437	(38)
Net Decrease in Cash and Cash Equivalents	(34,493)	(20,443)
Cash and Cash Equivalents, Beginning of Period	70,340	94,141
Cash and Cash Equivalents, End of Period	$35,847	$73,698

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

	(in thousands)		(in thousands)
Net loss	$(9,391)	$(7,609)	$(24,812)	$(28,869)
Interest expense	1,184	1,061	3,580	3,039
Income taxes	—	—	—	—
Depreciation and amortization	500	387	1,503	1,044
EBITDA	$(7,707)	$(6,161)	$(19,729)	$(24,786)